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                                                                    EXHIBIT 23.1

                          Independent Auditors' Consent


The Board of Directors
City National Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-32543, 33-11030, 33-38029, 33-60668, 333-01993 and 333-87719) on Form S-8
and (No. 333-53624) on Form S-3 of City National Corporation of our report dated January 17, 2001 relating to the consolidated balance sheet of City National Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of City National Corporation.

Los Angeles, California
March 21, 2001